Exhibit 99.1


FOR IMMEDIATE RELEASE                          Contact:  William C. McCartney
---------------------                                    Chief Financial Officer

                                                    Telephone:    (978) 688-1811
                                                    Fax:          (978) 688-2976

           WATTS WATER TECHNOLOGIES REPORTS THIRD QUARTER 2007 RESULTS
                       AND ANNOUNCES RESTRUCTURING PROGRAM

      North Andover, MA...October 30, 2007. Watts Water Technologies, Inc. (NYSE: WTS) today announced results for the third quarter ended September 30, 2007 and a global manufacturing restructuring program. Sales for the third quarter of 2007 were $340.5 million, an increase of $15.4 million, or 5%, compared to the third quarter of 2006. Net income for the third quarter of 2007 was $18.1 million, or $0.46 per share, compared to net income of $18.2 million, or $0.55 per share, for the third quarter of 2006, which included a loss from discontinued operations of $3.1 million, or ($0.09). Income from continuing operations for the third quarter of 2007 decreased by $3.2 million, or 15%, to $18.2 million, or $0.47 per share, compared to income from continuing operations for the third quarter of 2006 of $21.3 million, or $0.65 per share. Results for the third quarter of 2007 include an after-tax charge of $4.2 million, or ($0.11) per share, as part of the global restructuring program and charges for discontinued product lines.

      Sales for the first nine months of 2007 were $1.04 billion, an increase of $136.7 million, or 15%, compared to the first nine months of 2006. Net income for the first nine months of 2007 was $55.9 million, or $1.43 per share, compared to net income of $55.6 million, or $1.68 per share, for the first nine months of 2006, which included a loss from discontinued operations of $3.4 million, or ($0.10) per share. Income from continuing operations for the first nine months of 2007 decreased by $3.0 million, or 5%, to $55.9 million, or $1.43 per share, compared to income from continuing operations for the first nine months of 2006 of $58.9 million, or $1.79 per share.

      In the third quarter, the Company undertook a review of certain product lines and its overall manufacturing capacity. Based on that review, the Company is initiating a global restructuring program that was approved by the Board of Directors today. The Company is also discontinuing certain product lines. This program is expected to include the shutdown of five manufacturing facilities and the rightsizing of a sixth facility, including the relocation of the Company's joint venture facility in China that was previously disclosed. The restructuring program and charges for product line eliminations will include pre-tax charges totaling approximately $13.4 million, including charges for severance ($4.3 million), relocation costs ($2.8 million) and other asset write-downs and expected net losses on asset disposals ($2.0 million) and will result in the elimination of approximately 330 positions worldwide. The product lines that are being discontinued resulted in a pre-tax charge of $4.3 million. Total net after tax charges for this program are expected to be approximately $9.7 million ($4.7 million non-cash), with costs being incurred through early 2010. The Company expects to spend approximately $13.4 million in capital expenditures to consolidate operations and will fund approximately $8.0 million of this amount through proceeds from the sale of buildings and other assets being disposed of as part of the restructuring program. Annual cash savings, net of tax, are estimated to be $4.5 million, which we expect to fully realize by the second half of 2009. The Company recorded non-cash after-tax charges of approximately $4.2 million, or ($0.11) per share, in the third quarter of 2007 for inventory product rationalization and other asset write-downs.

      In November 2006, the Company completed a public offering of 5.75 million shares of Class A common stock and received net proceeds of approximately $219.0 million. The net proceeds are currently being invested in short-term securities, which provided approximately $2.0 million and $5.8 million in after-tax income in the third quarter and first nine months of 2007, respectively. The issuance of an additional 5.75 million shares had a dilutive impact on earnings per share of $0.03 per share and $0.09 per share in the third quarter and first nine months of 2007, respectively, after considering the interest income from the net proceeds. The Company had approximately $348.0 million in cash and cash equivalents and short-term investments at September 30, 2007.

      Patrick S. O'Keefe, Chief Executive Officer, commented, "The goals of our restructuring program are to rationalize our product offerings and to introduce greater efficiencies and cost reductions into our manufacturing processes. We plan to continue to review our operational footprint and we may consider further actions in the future, if necessary."

      Commenting on third quarter sales, Mr. O'Keefe noted, "The sales increase was achieved through favorable changes in foreign exchange rates of $9.7 million, or 3%, internal growth of $4.2 million, or 1%, and, to a lesser extent, contributions from acquired companies.

      "Sales in our North American segment increased for the third quarter of 2007 by $4.0 million, or 2%, to $215.8 million compared to $211.8 million for third quarter of 2006. This increase was achieved through internal sales growth of $3.0 million, or 1%, and, to a lesser extent, from favorable foreign exchange rates of $1.0 million associated with the strengthening of the Canadian dollar versus the U.S. dollar.

      "Internal sales in our North American wholesale market for the third quarter of 2007 increased 4% over the third quarter of 2006. This increase was primarily due to price increases implemented to cover increases in the costs of copper and other raw materials. Our North American home improvement retail market sales declined 8% for the third quarter of 2007 compared to the third quarter of 2006. This decrease was primarily due to our exiting markets in certain lower margin product lines, partially offset by new product rollouts and price increases.

      "We derived 32% of our total sales for the third quarter of 2007 from our European segment. European sales increased $9.1 million, or 9%, to $110.5 million compared to $101.4 million for the third quarter of 2006. This increase was achieved through favorable foreign exchange movement associated with the strengthening of the euro versus the US dollar of $7.9 million, or 8%, and the inclusion of an acquired company. Our internal growth in Europe was flat for the third quarter as minor increases in wholesale sales were offset by reduced sales into the OEM market.

      "China's segment sales in the third quarter of 2007 increased $2.2 million, or 19%, to $14.2 million compared to the third quarter of 2006. This increase was achieved through internal growth of $1.5 million, or 13%, and favorable foreign exchange rates associated with the yuan strengthening against the U.S. dollar of $0.7 million, or 6%."

      Mr. O'Keefe concluded, "Our operating income for the third quarter of 2007 decreased by $6.3 million, or 17%, to $30.1 million as compared to $36.4 million in the third quarter of 2006. Restructuring costs increased by $4.7 million, or 13%, and internal operating earnings decreased $3.2 million, or 8%, partially offset by favorable foreign exchange movements, which contributed $1.4 million, or 4%. Operating margins in the third quarter of 2007 decreased by approximately 240 basis points to 8.8% as compared to 11.2% in the third quarter of 2006. Restructuring costs decreased operating margins in the third quarter of 2007 and the third quarter of 2006 by 180 basis points and 40 basis points, respectively. Compared to last year, our operating margins were impacted by increased commodity costs, which were only partially offset by price increases."

      As previously discussed, the Company recorded a $4.2 million loss, net of tax, or $0.11 per share, for restructuring and other costs in the third quarter of 2007. The Company recorded a loss, net of tax, of $0.8 million, or $0.02 per share, in the third quarter of 2006 for its manufacturing restructuring plan. For the third quarter of 2006, these costs were primarily for severance costs related to its European and Chinese restructuring plans.

      The Company recorded a loss, net of tax, of $4.5 million, or $0.12 per share, in the first nine months of 2007 compared to income, net of tax, of $2.6 million, or $0.08 per share, in the first nine months of 2006 for its manufacturing restructuring plan and product line eliminations. In the first nine months of 2006, the Company benefited from an after-tax gain of approximately $4.1 million, or $0.12 per share, related to the sale of a building in Italy, which was recorded in the third quarter of 2006. This benefit was offset by after-tax costs of approximately $1.5 million, or $0.04 per share, primarily for severance costs related to the Company's European and Chinese restructuring plans.

      Watts Water Technologies, Inc. will hold a live web cast of its conference call to discuss third quarter results for 2007 on Tuesday, October 30, 2007, at 5:00 p.m. Eastern Time. This press release and the live web cast can be accessed by visiting the Investor Relations section of the Company's website at www.wattswater.com. Following the web cast, an archived version of the call will be available at the same address until October 30, 2008.

      Watts Water Technologies, Inc. is a world leader in the manufacture of innovative products to control the efficiency, safety, and quality of water within residential, commercial, and institutional applications. Its expertise in a wide variety of water technologies enables it to be a comprehensive supplier to the water industry.

      This Press Release includes statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Watts Water Technologies' current views about future results of operations and other forward-looking information. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate,"

"expect," "intend," "may," "should," "will" and "would" or similar words. You should not rely on forward-looking statements because Watts' actual results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the following: shortages in and pricing of raw materials and supplies including recent price increases by suppliers of raw materials and the Company's ability to pass these costs on to customers, loss of market share through competition, introduction of competing products by other companies, pressure on prices from competitors, suppliers, and/or customers, changes in variable interest rates on Company borrowings, identification and disclosure of material weaknesses in our internal control over financial reporting, failure to expand our markets through acquisitions, failure or delay in developing new products, lack of acceptance of new products, failure to manufacture products that meet required performance and safety standards, foreign exchange rate fluctuations, cyclicality of industries, such as plumbing and heating wholesalers and home improvement retailers, in which the Company markets certain of its products, economic factors, such as the levels of housing starts and remodeling, affecting the markets where the Company's products are sold, manufactured, or marketed, environmental compliance costs, product liability risks, the results and timing of the Company's manufacturing restructuring plan, changes in the status of current litigation, including the James Jones case, and other risks and uncertainties discussed under the heading "Item 1A. Risk Factors" in the Watts Water Technologies, Inc. Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities Exchange Commission and other reports Watts files from time to time with the Securities and Exchange Commission. Watts does not intend to, and undertakes no duty to, update the information contained in this Press Release.

                 WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (Amounts in thousands, except per share information)
                                   (Unaudited)

                                               Third Quarter Ended              Nine Months Ended
                                           ----------------------------    ----------------------------
                                           September 30,    October 1,     September 30,    October 1,
                                               2007            2006             2007           2006
                                           ------------    ------------    ------------    ------------
STATEMENTS OF INCOME
--------------------

Net sales ..............................   $    340,487    $    325,137    $  1,037,001    $    900,262

Income from continuing operations ......   $     18,174    $     21,324    $     55,914    $     58,954
Loss from discontinued operations ......            (80)         (3,137)            (54)   $     (3,358)
                                           ------------    ------------    ------------    ------------
Net income .............................   $     18,094    $     18,187    $     55,860          55,596
                                           ============    ============    ============    ============

DILUTED EARNINGS PER SHARE
--------------------------

Weighted Average Number of Common
Shares & Equivalents ...................         39,070          33,051          39,027          33,027

Income (loss) per Share:
     Continuing operations .............   $       0.47    $       0.65    $       1.43    $       1.79
     Discontinued operations ...........             --           (0.09)             --           (0.10)
                                           ------------    ------------    ------------    ------------
     Net income ........................   $       0.46    $       0.55    $       1.43    $       1.68
                                           ============    ============    ============    ============

Cash dividends per share ...............   $       0.10    $       0.09    $       0.30    $       0.27

                 WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                (Amounts in thousands, except share information)
                                   (Unaudited)

                                                                                  September 30,   December 31,
                                                                                       2007           2006
                                                                                  ------------    ------------
ASSETS
CURRENT ASSETS:
         Cash and cash equivalents ............................................   $    308,670    $    342,979
         Investment securities ................................................         38,975          11,825
         Trade accounts receivable, less allowance for doubtful accounts of
            $14,886 at September 30, 2007 and $10,543 at December 31, 2006 ....        253,622         228,502
         Inventories, net:
            Raw materials .....................................................        110,776         103,587
            Work in process ...................................................         51,541          39,593
            Finished goods ....................................................        191,713         173,236
                                                                                  ------------    ------------
         Total Inventories ....................................................        354,030         316,416
         Prepaid expenses and other assets ....................................         20,591          15,842
         Deferred income taxes ................................................         36,356          26,739
         Assets of discontinued operations ....................................         10,434          10,079
                                                                                  ------------    ------------
            Total Current Assets ..............................................      1,022,678         952,382
                                                                                  ------------    ------------
PROPERTY, PLANT AND EQUIPMENT:
         Property, plant and equipment, at cost ...............................        427,634         391,923
         Accumulated depreciation .............................................       (212,007)       (185,763)
                                                                                  ------------    ------------
            Property, plant and equipment, net ................................        215,627         206,160
                                                                                  ------------    ------------
OTHER ASSETS:
         Goodwill .............................................................        369,193         356,090
         Other, net ...........................................................        140,027         146,218
                                                                                  ------------    ------------
TOTAL ASSETS ..................................................................   $  1,747,525    $  1,660,850
                                                                                  ============    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
         Accounts payable .....................................................   $    106,464    $    120,954
         Accrued expenses and other liabilities ...............................        107,961         100,437
         Accrued compensation and benefits ....................................         39,386          42,593
         Current portion of long-term debt ....................................          5,153           7,522
         Liabilities of discontinued operations ...............................         28,507          27,852
                                                                                  ------------    ------------
          Total Current Liabilities ...........................................        287,471         299,358
                                                                                  ------------    ------------
LONG-TERM DEBT, NET OF CURRENT PORTION ........................................        458,563         441,697
DEFERRED INCOME TAXES .........................................................         39,798          34,585
OTHER NONCURRENT LIABILITIES ..................................................         48,949          52,686
MINORITY INTEREST .............................................................          4,278           5,971

STOCKHOLDERS' EQUITY:
         Preferred Stock, $.10 par value; 5,000,000 shares authorized;
             no shares issued or outstanding ..................................             --              --
         Class A Common Stock, $.10 par value; 80,000,000 shares authorized;
            1 vote per share; issued and outstanding: 31,480,417 shares at
            September 30, 2007 and 31,239,111 shares at December 31, 2006 .....          3,148           3,124
         Class B Common Stock, $.10 par value; 25,000,000 shares authorized;
            10 votes per share; issued and outstanding: 7,293,880 shares at
            September 30, 2007 and at December 31, 2006 .......................            729             729
         Additional paid-in capital ...........................................        376,262         367,795
         Retained earnings ....................................................        472,630         429,555
         Accumulated other comprehensive income ...............................         55,697          25,350
                                                                                  ------------    ------------
            Total Stockholders' Equity ........................................        908,466         826,553
                                                                                  ------------    ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ....................................   $  1,747,525    $  1,660,850
                                                                                  ============    ============

                 WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
              (Amounts in thousands, except per share information)
                                   (Unaudited)

                                                         Third Quarter Ended              Nine Months Ended
                                                     ----------------------------    ----------------------------
                                                     September 30,    October 1,     September 30,    October 1,
                                                          2007           2006            2007            2006
                                                     ------------    ------------    ------------    ------------
Net sales ........................................   $    340,487    $    325,137       1,037,001         900,262
Cost of goods sold ...............................        230,031         212,809         697,238         585,267
                                                     ------------    ------------    ------------    ------------
      GROSS PROFIT ...............................        110,456         112,328         339,763         314,995
Selling, general & administrative expenses .......         78,742          75,549         246,896         218,399
Restructuring and other charges ..................          1,596             332           2,066          (5,109)
                                                     ------------    ------------    ------------    ------------
      OPERATING INCOME ...........................         30,118          36,447          90,801         101,705
                                                     ------------    ------------    ------------    ------------
Other (income) expense:
      Interest income ............................         (3,698)         (1,150)        (10,947)         (2,459)
      Interest expense ...........................          6,820           6,520          19,871          15,664
      Minority interest ..........................           (775)           (273)         (1,885)           (131)
      Other ......................................            606            (151)          1,683          (1,047)
                                                     ------------    ------------    ------------    ------------
                                                            2,953           4,946           8,722          12,027
                                                     ------------    ------------    ------------    ------------
      INCOME FROM CONTINUING OPERATIONS
         BEFORE INCOME TAXES .....................         27,165          31,501          82,079          89,678
Provision for income taxes .......................          8,991          10,177          26,165          30,724
                                                     ------------    ------------    ------------    ------------
      INCOME FROM CONTINUING OPERATIONS ..........         18,174          21,324          55,914          58,954
Loss from discontinued operations, net of taxes ..            (80)         (3,137)            (54)         (3,358)
                                                     ------------    ------------    ------------    ------------
      NET INCOME .................................   $     18,094    $     18,187          55,860          55,596
                                                     ============    ============    ============    ============
BASIC EPS
Income (loss) per share:
      Continuing operations ......................   $       0.47    $       0.65    $       1.45    $       1.81
      Discontinued operations ....................             --    $      (0.10)             --           (0.10)
                                                     ------------    ------------    ------------    ------------
      NET INCOME .................................   $       0.47    $       0.56    $       1.45    $       1.70
                                                     ============    ============    ============    ============
Weighted average number of shares ................         38,728          32,707          38,653          32,651
                                                     ============    ============    ============    ============
DILUTED EPS
Income (loss) per share:
      Continuing operations ......................   $       0.47    $       0.65    $       1.43    $       1.79
      Discontinued operations ....................             --    $      (0.09)             --           (0.10)
                                                     ------------    ------------    ------------    ------------
      NET INCOME .................................   $       0.46    $       0.55    $       1.43    $       1.68
                                                     ============    ============    ============    ============
Weighted average number of shares ................         39,070          33,051          39,027          33,027
                                                     ============    ============    ============    ============
      Dividends per share ........................   $       0.10    $       0.09    $       0.30    $       0.27
                                                     ============    ============    ============    ============

                 WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES
                               SEGMENT INFORMATION
                             (Amounts in thousands)
                                   (Unaudited)

                                    Net Sales

                         Third Quarter Ended             Nine Months Ended
                     ---------------------------    ---------------------------
                     September 30,   October 1,     September 30,   October 1,
                          2007          2006             2007          2006
                     ------------   ------------    ------------   ------------

North America .....  $    215,809   $    211,769    $    658,586   $    616,584
Europe ............       110,518        101,437         334,285        257,553
China .............        14,160         11,931          44,130         26,125
                     ------------   ------------    ------------   ------------
Total .............  $    340,487   $    325,137    $  1,037,001   $    900,262
                     ============   ============    ============   ============


                               Operating Income

                         Third Quarter Ended             Nine Months Ended
                     ---------------------------    ---------------------------
                     September 30,   October 1,     September 30,   October 1,
                          2007          2006             2007          2006
                     ------------   ------------    ------------   ------------

North America .....  $     22,629   $     26,626    $     64,044   $     75,153
Europe ............        13,861         12,889          41,104         38,067
China .............           716          3,556           6,780          6,968
Corporate .........        (7,088)        (6,624)        (21,127)       (18,483)
                     ------------   ------------    ------------   ------------
Total .............  $     30,118   $     36,447    $     90,801   $    101,705
                     ============   ============    ============   ============